FOR IMMEDIATE RELEASE:

Contact:	Mark Tender (Media) Dan Loh (Investors)	914-701-8192 914-701-8200

Atlas Air Worldwide Holdings, Inc.
Expects 2008 Pretax Earnings from Operations of $55 to $60 Million
Before Nonrecurring Special Items

Special Items Include Previously Deferred Gain of Approximately $155 Million Related to DHL
Investment in Polar, Partially Offset by Special Charge Related to 747-200 Fleet

Purchase, N.Y., February 6, 2009 — Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading provider of global air cargo assets and services, said today that it expects 2008 full-year pretax earnings from operations to total $55 to $60 million, excluding special gains and charges. Cash, cash equivalents and short-term investments totaled approximately $410 million on December 31.

AAWW’s 2008 results are expected to include a previously disclosed deferred gain of approximately $155 million pretax related to DHL Express’ investment in a 49% equity interest (including a 25% voting interest) in Polar Air Cargo Worldwide, Inc. The gain, and the subsequent deconsolidation of Polar from AAWW, was recognized concurrent with the commencement of the long-term blocked-space agreement between Polar and DHL Express on October 27, 2008. Separately, AAWW expects to report a largely non-cash pretax special charge of approximately $85 to $95 million associated with its 747-200 freighter fleet and a one-time maintenance cost of approximately $8 million related to the overhauls of five engines pursuant to the early termination of a long-term maintenance service contract for 747-200 engines.

“The current pronounced downturn in global airfreight demand has caused us to accelerate our plans to retire a portion of our older 747-200 assets,” said William J. Flynn, President and Chief Executive Officer of AAWW.

Mr. Flynn added: “We have continued to de-risk our fleet plan through the retirement of our aging 747-200 assets and to aggressively reduce operating costs in line with the reductions in capacity. To that end, we have taken a number of actions to reduce our -200 fleet by seven aircraft and to reduce our crew force and ground staff in line with this decision. The charges tied to these actions are nearly all non-cash.”

With the changes to the Company’s 747-200 freighter fleet, AAWW will manage and operate a fleet of 29 Boeing 747 freighter aircraft, comprised of 22 747-400 freighters and seven 747-200 freighters.

Components of the 747-200 fleet special charge include the impairment of airframes, engines and related assets; termination of maintenance service agreements; crew furlough; lease terminations; and other related charges.

In conjunction with the expected downsizing of the 747-200 fleet, the Company negotiated early termination agreements with its lessors regarding leases on four 747-200 aircraft due to expire in 2009 and 2010. This will permit the Company to avoid costly maintenance expenditures with respect to the aircraft. AAWW will be able to use the remaining 747-200 engines and related parts to support the remainder of the 747-200 operating fleet and to reduce future maintenance expenditures.

AAWW expects to report 2008 financial and operating results on February 24, 2009.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Titan Aviation Leasing Limited (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, AAWW operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas, Titan and Polar offer a range of air cargo services that include ACMI aircraft leasing – in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis – express network and scheduled air cargo service, military charters, commercial cargo charters, and dry leasing of aircraft.

AAWW’s press releases, SEC filings and other information may be accessed through the Company’s home page, www.atlasair.com.

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